Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 15, 2018

Registration Statement No. 333-206924-09

**PXG DETAILS** $1.1BN+ AMCAR 2018-1 (SUBPRIME AUTO)

JOINT LEADS:          BNPP (struc), CITI, JPM, RBC

CO-MANAGERS:     BMO, GS, MS, SG

SELLING GROUP:   DREXEL

CL	SIZE($MM)	WAL	S/F	E.FNL	L.FNL	PRICED	YLD	CPN	$PX

A-1	181.000	0.18	A-1+/F1+	10/18	05/19	2.45%	2.450	2.45	100.00000

A-2-A	280.000	0.89	AAA/AAA	11/19	07/21	EDSF+23	2.729	2.71	99.99686

A-2-B	70.000	0.89	AAA/AAA	11/19	07/21	1ML+23			100.00000

A-3	268.580	2.07	AAA/AAA	01/21	12/22	IntS+30	3.099	3.07	99.98171

B	86.780	2.89	AA+/AA	07/21	01/24	IntS+40	3.290	3.26	99.97895

C	107.730	3.43	AA–/A	02/22	01/24	IntS+60	3.527	3.50	99.99567

D	105.940	3.88	BBB+/BBB	04/22	03/24	IntS+90	3.854	3.82	99.98776

– Ticker:	AMCAR 2018-1	– Pricing Speed:	1.5% ABS to 10% Call
– Registration:	SEC Reg	– First Pay Date:	6/18/18
– ERISA Eligible:	Yes	– Expected Pxg:	Priced
– Expected Ratings:	S&P/Fitch	– Expected Settle:	5/23/18
– Minimum Denoms:	$1k x $1k	– B&D:	BNPP

– CUSIPS    A1: 03066HAA5, A2A: 03066HAB3, A2B: 03066HAC1, A3: 03066HAD9,

B: 03066HAE7, C: 03066HAF4, D: 03066HAG2

Available Information:

– Preliminary Prospectus and Ratings Free Writing Prospectus (attached)

– Intex CDI (attached)

Intexnet:     bpAMCAR1801_preprice Passcode: 64XV

– Roadshow:                    www.dealroadshow.com Passcode: AMCAR181

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674.